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                 BANK OF BOSTON CHAIRMAN IRA STEPANIAN RETIRES:
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                     CHARLES K. GIFFORD ASSUMES LEADERSHIP
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                          OF 211-YEAR-OLD INSTITUTION
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BOSTON, MA, JULY 27, 1995 -- Bank of Boston Corporation tonight announced that
Ira Stepanian has decided to retire as Chairman and Chief Executive Officer and that Charles K. Gifford has been elected by the Board as the Corporation's new Chairman and Chief Executive Officer, effective immediately, retaining his current position as President.

The Board released the following statement:
"We are very grateful to Ira Stepanian for his steadfast leadership of this company. Ira consistently demonstrated integrity, strength and conviction and led the company in achieving remarkable and historic results for our shareholders, customers, employees and the communities it serves. He has done an extraordinary job and leaves behind an impressive legacy that reflects proudly on this institution and this City. We wish him all the best."

"In selecting Chad Gifford as the Corporation's new Chairman and CEO, we have ensured continuity of leadership and direction. Chad is energetic, knowledgeable and a proven leader in both the industry and the community. We have confidence that his business savvy, management competence and personal values will promote the interests of all the Corporation's key constituencies and that he will take Bank of Boston to a new plateau of performance and distinction."

Chad Gifford made the following statement:
"Ira Stepanian has guided Bank of Boston through what is arguably our most difficult period and has provided steady leadership that has resulted in record earnings, revenue growth and substantially enhanced shareholder value. We have been of one mind during this period, and I am thankful to him for his friendship and wise stewardship."

"We retain our commitment to improving shareholder value while maintaining our position as an important New England-based institution. Ira and I have agreed on the direction of this 211-year-old institution and I intend to continue to pursue the policies we together have put in place during his tenure as Chairman."

Mr. Stepanian issued the following statement:
"After 32 years at Bank of Boston, I feel that it is time to move on and let others help direct this fine institution."

"Perhaps the greatest source of satisfaction during my tenure has been the fierce determination and enduring commitment of our 18,000 employees, who have helped transform this proud institution into a customer-focused, high-performance bank for the future. Through difficult times for the industry and the region, Bank of Boston's people continued to believe in our strategy, in our importance to New England, in our commitments to the community, and in our obligations to our two million customers and thousands of shareholders."
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"Our people continue to face their responsibilities with integrity and with faith in one another, and helping this company to not only survive but to thrive. Together, we have transformed Bank of Boston into a unique banking institution--one that is local as well as global, one that has achieved great financial success while at the same time making a major difference in the communities that we serve.

"I am proud of many things, most especially the responsible leadership role this great bank and its talented employees play in our industry, in this great city, in our region and in the lives and businesses of so many communities and customers we serve throughout the nation and around the world."

Mr. Gifford commented further: "I am looking forward to these new responsibilities with enthusiasm and with the knowledge that, with Bill Shea and Ed O'Neal as Vice Chairmen, and with a terrifically talented Corporate Working Committee, we have a winning team for the future."

Chad Gifford has been President and Chief Operating Officer of Bank of Boston since 1989. Joining the bank some 29 years ago as a loan officer, Mr. Gifford moved up through the ranks of the bank, assuming the position of Group Executive of the Corporate Banking Group in 1984 and in March 1987, was elected Vice Chairman of both Bank of Boston Corporation and its principal subsidiary, the First National Bank of Boston. Mr. Gifford was elected President in March 1989.

Mr. Gifford serves as a director of Massachusetts Mutual Life Insurance Company and of Boston Edison Company, and he also serves as a trustee of the Boston Plan for Excellence in the Public Schools, the Boston Private Industry Council, and the Dana Farber Cancer Institute, where he is also a member of the executive committee. Mr. Gifford is chairman of the Massachusetts Minority Enterprise Investment Corporation (MEIC) and chairman of the United Way "Success By 6" Leadership Council, and is on the executive committees of both the Boston Chamber of Commerce and the United Way. He is also involved with WGBH Public Broadcasting, Northeastern University, the New England Aquarium and Junior Achievement.

Mr. Gifford was awarded a B.A. degree from Princeton University in 1964. He and his wife Anne have four children.

Bank of Boston Corporation (NYSE: BKB), New England's only global bank, has assets of $45.3 billion as of June 30, 1995. The Corporation and its subsidiaries provide a broad range of financial services to individual, corporate, institutional and governmental customers, as well as to other banks. The Corporation's common and preferred stocks are listed on the New York and Boston stock exchanges.

Earlier in the day, the Board approved a 37% increase in the Corporation's common stock dividend, from $.27 per share to $.37 per share.

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